Exhibit 99.1

CHARLOTTE RUSSE NAMES NEW MANAGEMENT TEAM

John D. Goodman, Former President and Chief Executive Officer of Mervyn’s,

Named Chief Executive Officer

Emilia Fabricant, Former President and Chief Merchandising Officer of babystyle®,

Named President and Chief Merchandising Officer

Frederick G. Silny, Former Senior Vice President and Chief Financial Officer of Guess?,

Named Executive Vice President and Chief Financial Officer

SAN DIEGO, November 12, 2008 - Charlotte Russe Holding, Inc. (Nasdaq: CHIC) today announced that the Board of Directors has named a new executive management team. John D. Goodman, formerly President and Chief Executive Officer of Mervyn’s LLC, has been named Chief Executive Officer; Emilia Fabricant, formerly President and Chief Merchandising Officer of babystyle®, has been named President and Chief Merchandising Officer; and Frederick G. Silny, formerly Senior Vice President and Chief Financial Officer of Guess?, Inc. (NYSE: GES), has been named Executive Vice President and Chief Financial Officer. Goodman and Fabricant will also join the Charlotte Russe Board of Directors, and along with Silny, will be based at the Company’s San Diego headquarters. Len Mogil, who currently serves as Interim Chief Executive and Chief Financial Officer, will work with the new team to ensure a smooth transition and will resume his position on the Board of Directors.

Commenting on the new team, Jennifer Salopek, Chairman of Charlotte Russe, said, “With John, Emilia and Fred, we have put together a best-in-class management team that shares the Board’s vision for building Charlotte into a top-tier specialty retailer. After a comprehensive process, we selected these three executives because we believe they are the right fit for the Company with the skills and experience to have an immediate and significant impact on our business. We are confident that with this accomplished team and our solid foundation, Charlotte’s best days lie ahead and that we will deliver greater long-term value to our shareholders.”

Salopek continued, “On behalf of the Board, I would also like to thank Len Mogil for the tremendous job he has done in this transitional period. He was instrumental in advancing the Board’s strategic development process and helping position the Company for the next phase in its growth. We look forward to his continued insights as a member of the Board.”

John D. Goodman

John D. Goodman, 44, has more than 20 years of experience in the retail industry, most recently serving as President and Chief Executive Officer of Mervyn’s LLC department stores, a mall-based retailer offering family-focused fashions and home décor. Prior to joining Mervyn’s, Goodman served as President of the Dockers® brand at Levi Strauss & Co. Prior to that, he was Chief Apparel and Home Officer for Kmart Holding Corporation, and earlier in his career he held various executive positions at Gap, Inc. where he was instrumental in the launch of the Banana Republic Factory Stores and Old Navy Outlet stores. Goodman began his career in the Executive Training Program at Bloomingdale’s. He earned a bachelor’s degree from the University of Maryland in 1986.

Emilia Fabricant

Emilia Fabricant, 42, most recently served as President and Chief Merchandising Officer of babystyle®. In 2002, she founded and was Chief Executive Officer of Cadeau Maternity, a company created to offer elegant, fashion-forward maternity clothes. Cadeau Maternity was bought by babystyle® in May 2007. Prior to launching Cadeau Maternity, Ms. Fabricant was President of Sales and Product Development for Katayone Adeli, and prior to that, she served as Senior Vice President, Divisional Merchandise Manager for Barneys New York Co-Op. Fabricant spent 10 years at Barneys. She earned a bachelor’s degree from Drew University in 1988.

Frederick G. Silny

Frederick G. Silny, 58, most recently served as Senior Vice President and Chief Financial Officer for Guess?, Inc., a $1.7 billion retailer specializing in contemporary apparel, accessories and related consumer products. Prior to Guess?, he served as Chief Financial Officer and Corporate Secretary of CarsDirect.com, Inc. from 1999-2001. Before that, Silny spent 10 years at IHOP Corp., serving as Chief Financial Officer, Vice President Finance and Treasurer. From 1979 to 1989, Mr. Silny held a variety of financial and operational positions with Carnation Company, now a division of Nestle, except for the period from 1982-1984, when he headed international treasury and special financing for Litton Industries, Inc. He began his career as a Certified Public Accountant with Coopers & Lybrand in 1976. He received a B.S. from McGill University in 1971 and an MBA from University of Chicago Graduate School of Business in 1976.

About Charlotte Russe

Charlotte Russe Holding, Inc. is a mall-based specialty retailer of fashionable, value-priced apparel and accessories targeting young women in their teens and twenties. As of September 27, 2008, the Company operated 487 stores in 45 states and Puerto Rico. For more information about the Company, please visit http://www.charlotterusse.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Except for the historical information contained herein, this press release contains forward-looking statements. Such statements include, but are not limited to, projections of our future growth, customer penetration and value creation and the impact of the Company’s new executive management team. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or from any results expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risks that the Company will not achieve anticipated financial results or comparable store sales increases, the Company will not be able to execute its new strategic plan as intended, the Company will not open new Charlotte Russe stores or remodel existing stores in the numbers or on the schedule anticipated, general and regional economic conditions, industry trends, consumer demands and preferences, competition from other retailers and uncertainties generally associated with women’s apparel and accessory retailing. A complete description of these factors, as well as others that could affect the Company’s business, is set forth in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission.

CONTACT:

Investors:

Christine Greany

The Consumer Group

+1-858-523-1732

Media:

Stephanie Pillersdorf / Kara Findlay

Sard Verbinnen & Co

+1-212-687-8080

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